EXHIBIT 23(b)

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Form S-8 of Eagle Bancorp, Inc. of our report, dated February 13, 2004, relating to the consolidated balance sheets of Eagle Bancorp, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2003, 2002, and 2001, which report appears in the Eagle Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ Stegman and Company

Baltimore, Maryland
June 9, 2004